Exhibit 3.2
Execution Copy
AMENDMENT NO. 1 TO
THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
NRP (GP) LP
     This Amendment No. 1 (this “Amendment No. 1”) to the Third Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”), dated as of January 4, 2007, of NRP (GP) LP, a Delaware limited partnership (the “Partnership”), is hereby adopted by GP Natural Resource Partners LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
     WHEREAS, Section 3.2(b) of the Partnership Agreement provides that the Partnership may offer additional Partnership Interests to any Person with the approval of the General Partner and the terms of admission or issuance may be reflected in an amendment to the Partnership Agreement, including an amendment to Schedule I to reflect revised Percentage Interests and IDR Percentage Interests; and
     WHEREAS, Section 11.2(b) provides that the General Partner may make any amendments to any of the Schedules to the Partnership Agreement from time to time to reflect transfers of Partnership Interests and issuances of additional Partnership Interests; and
     WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment No.1 in order to provide for the issuance of the General Partner Limited Partnership Interest to Adena Minerals, LLC, a Delaware limited liability company (“Adena”), in connection with the consummation of the acquisition by the Partnership and Natural Resource Partners L.P., a Delaware limited partnership (“NRP”), of all of the outstanding membership interests of each of Rivervista Mining, LLC, a Delaware limited liability company and Deepwater Transportation, LLC, a Delaware limited liability company, pursuant to that certain Second Contribution Agreement dated as of January 4, 2007, as amended on April 18, 2007, among NRP, the Partnership, NRP (Operating) LLC, Foresight Reserves LP and Adena.
     NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
     Section 1. Amendment.
     (a) Schedule I to the Partnership Agreement is hereby amended and restated in its entirety and replaced with Schedule I attached hereto.
     Section 2. General Authority. The appropriate officers of the General Partner are hereby authorized to make such further clarifying and conforming changes to the Partnership Agreement as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment No. 1.

     Section 3. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
     Section 4. Governing Law. This Amendment No. 1 will be governed by and construed in accordance with the laws of the State of Delaware.
     IN WITNESS WHEREOF, the General Partner has executed this Amendment No. 1 as of May 20, 2009.

GENERAL PARTNER: GP Natural Resource Partners LLC
By:	/s/ Wyatt Hogan
	Name:	Wyatt Hogan
	Title:	Vice President — General Counsel

SCHEDULE I
Partners, Capital Contributions, Percentage Interests and IDR Percentage Interests
General Partner:

Initial Capital
			Accounts/ Total		IDR
	Cash	Gross	Capital	Percentage	Percentage
Name and Address	Contributed	Asset Value	Contribution	Interest	Interest

GP Natural Resource Partners LLC	$.01	$0.00	$.01	.001%	0.001%
Limited Partners:

		Total
		Capital	Percentage	IDR Percentage
Name and Address	Cash Contributed	Contribution	Interest	Interest

New Gauley Coal Corporation	$18.40	$170,553.30	1.2695890%	0.9624432%
Western Pocahontas Properties Limited Partnership	$460.80	$4,271,247.94	31.7947399%	24.1029238%
Great Northern Properties Limited Partnership	$98.30	$911,162.48	6.7826002%	5.1417479%
NRP Investment L.P.	$422.50	$3,916,237.53	29.1520709%	22.0995775%
Adena Minerals, LLC	$0.00	$7,280,117.67	31.0000000%	47.6923077%